Exhibit 99.1

Anika Therapeutics Reports Record Second Quarter Revenue and Earnings

Total Revenue Grows 22%; Earnings Increase 53% to $0.26 per Share

BEDFORD, Mass.--(BUSINESS WIRE)--August 1, 2012--Anika Therapeutics, Inc. (Nasdaq: ANIK), a leader in products for tissue protection, healing, and repair, based on hyaluronic acid (“HA”) technology, today reported financial results for the quarter ended June 30, 2012.

Revenue

For the second quarter of 2012, Anika’s total revenue increased 22% to $19.6 million, from $16.1 million in the second quarter last year. This growth was primarily driven by higher shipments of Anika’s ophthalmic products, as well as strong domestic and international sales of the company’s flagship product, Orthovisc®.

For the six-month period ended June 30, 2012, total revenue increased 22% to $34.0 million, from $27.9 million in the same period last year.

Product Gross Margin

Driven by higher production volume, product gross margin for the second quarter of 2012 increased to 57.2%, from 56.8% in the second quarter last year.

For the six-month period ended June 30, 2012, product gross margin increased to 55.4%, from 53.7% in the first six months of 2011.

Operating and Net Income

Operating income for the second quarter of 2012 increased to $6.1 million, from $3.7 million in the same period in 2011. Net income rose to $3.7 million, or $0.26 per diluted share, from $2.3 million, or $0.17 per diluted share, in the second quarter a year earlier. The company’s improved profitability was primarily driven by a combination of revenue growth, higher gross margin, and lower operating expenses. The company’s effective tax rate for the second quarter of 2012 was 38.6%, compared with 37.2% for the second quarter of 2011.

For the six-month period ended June 30, 2012, net income rose to $5.6 million, or $0.39 per diluted share, from $2.6 million, or $0.19 per diluted share, in the first six months of 2011.

Operating Expenses

Research and development expenses for the second quarter of 2012 decreased to $1.3 million, from $1.6 million in the second quarter last year. Anika continues to expect R&D expense to increase modestly in the second half of 2012 on a year-over-year basis due to the anticipated initiation of preclinical and clinical studies.

Selling, general and administrative expenses in the second quarter of 2012 decreased to $4.1 million, from $4.2 million in the second quarter of 2011. The decrease was primarily due to placing in service the remainder of the company’s Bedford manufacturing facility. Prior to the first quarter of 2012, the previously unoccupied space was expensed to SG&A.

Cash and Cash Equivalents

Anika’s cash and cash equivalents at June 30, 2012 were $37.9 million, compared with $34.0 million at March 31, 2012. The increase was primarily the result of higher profitability and collections on accounts receivable.

Management Commentary

“Anika concluded the first half of 2012 with all-time record quarterly revenue and record second-quarter earnings, while making solid progress toward key strategic goals,” said Charles H. Sherwood, Ph.D., president and chief executive officer. “Total revenue was up 22% from the second quarter last year, driven primarily by strong sales of our flagship product, Orthovisc®, both domestically and internationally and increased shipments in our Ophthalmic franchise. This growth was somewhat offset by year-over-year declines in sales of Monovisc® internationally, as well as slower sales of our products by Anika S.r.l.”

“We made solid operational progress in the second quarter,” said Sherwood. “We closed Anika’s facility in Woburn, Mass. and consolidated all of our manufacturing at our new facility in Bedford, Mass., by the end of the quarter as planned. We had a positive meeting with the FDA regarding our PMA application for Monovisc, and moved closer to starting patient enrollment in clinical trials for two key pipeline products.”

“Anika is starting the second half of 2012 with strong forward momentum,” Sherwood said. “Completing the manufacturing consolidation in Bedford allows us to strengthen our focus on our product pipeline and distribution network to drive top-line growth.”

Conference Call Information

Anika will hold a conference call to discuss its financial results, business highlights and outlook tomorrow, Thursday, August 2, 2012 at 9:00 a.m. ET. In addition, the company will answer questions concerning business and financial developments and trends, and other business and financial matters affecting the company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial 866-783-2144 (international callers dial 857-350-1603) and use the passcode 77982694. Please call approximately 10 minutes before the starting time and reference Anika Therapeutics. In addition, the conference call will be available through a live audio webcast in the “Investor Relations” section of the Anika Therapeutics website, www.anikatherapeutics.com. An accompanying slide presentation also can be accessed via the Anika Therapeutics website. The conference call will be archived and accessible on the same website shortly after the conclusion of the call.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing, and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika’s products range from orthopedic/joint health solutions led by Orthovisc, a treatment for osteoarthritis of the knee, to surgical aids in the ophthalmic and anti-adhesion fields. The company also offers aesthetic dermal fillers for the correction of facial wrinkles. Anika’s Italian subsidiary, Anika S.r.l., provides complementary HA products in orthopedic/joint health and anti-adhesion, as well as therapeutics in new areas such as advanced wound treatment and ear, nose and throat care. Anika S.r.l.’s regenerative tissue technology advances Anika’s vision to offer therapeutic products that go beyond pain relief to protect and restore damaged tissue.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, those relating to: (i) FDA review of our PMA application for Monovisc, and (ii) expectations regarding research and development spending in future quarters. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks, uncertainties and other factors. The company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including (i) the company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application or timely file and receive FDA or other regulatory approvals or clearances of its products and Bedford facility, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (ii) the company's research and product development efforts and their relative success, including whether the company has any meaningful sales of any new products resulting from such efforts; (iii) the cost effectiveness and efficiency of our clinical studies, manufacturing operations and production planning; (iv) the strength of the economies in which the company operates or will be operating, as well as the political stability of any of those geographic areas; (v) future determinations by the company to allocate resources to products and in directions not presently contemplated, (vi) the company’s ability to launch Monovisc in the U.S., if at all; (vii) the company’s ability to successfully resolve its appeal hearing regarding the FDA’s non-approvable letter for Monovisc, and the timing and results of such review; (viii) the company’s ability to provide an adequate and timely supply of its ophthalmic, Orthovisc and other products to its customers, (ix) our ability to successfully manage and turnaround Anika S.r.l.’s business, and (x) the company’s ability to achieve its stated growth targets. Certain other factors that might cause the company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the year ended December 31, 2011, as well as those described in the company's other press releases and SEC filings.

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Product revenue	$18,882,277	$15,414,681	$32,495,605	$26,474,840
Licensing, milestone and contract revenue	742,492	726,171	1,489,824	1,403,691
Total revenue	19,624,769	16,140,852	33,985,429	27,878,531

Operating expenses:
Cost of product revenue	8,084,226	6,655,804	14,497,707	12,260,366
Research & development	1,298,170	1,574,155	2,831,273	3,106,820
Selling, general & administrative	4,108,503	4,233,316	7,459,519	8,277,090
Total operating expenses	13,490,899	12,463,275	24,788,499	23,644,276
Income from operations	6,133,870	3,677,577	9,196,930	4,234,255
Interest income (expense), net	(49,129)	(45,281)	(100,332)	(86,202)
Income before income taxes	6,084,741	3,632,296	9,096,598	4,148,053
Provision for income taxes	2,347,873	1,349,655	3,447,611	1,541,001
Net income	$3,736,868	$2,282,641	$5,648,987	$2,607,052

Basic net income per share:
Net income	$0.28	$0.18	$0.43	$0.21
Basic weighted average common shares outstanding	13,262,023	12,725,216	13,212,424	12,707,143
Diluted net income per share:
Net income	$0.26	$0.17	$0.39	$0.19
Diluted weighted average common shares outstanding	14,443,794	13,739,836	14,302,439	13,741,337

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited)
	June 30,	December 31,
ASSETS	2012	2011
Current assets:
Cash and cash equivalents	$37,909,608	$35,777,222
Accounts receivable, net of reserves of $457,300 and $334,473 at June 30, 2012 and December 31, 2011, respectively	17,694,097	17,307,786
Inventories	10,776,788	7,302,483
Current portion deferred income taxes	2,708,477	1,918,926
Prepaid expenses and other	510,045	1,831,127
Total current assets	69,599,015	64,137,544
Property and equipment, at cost	51,920,745	50,850,630
Less: accumulated depreciation	(15,499,638)	(14,380,752)
	36,421,107	36,469,878
Long-term deposits and other	221,485	205,042
Intangible assets, net	21,506,474	23,148,563
Goodwill	8,627,518	8,883,407
Total Assets	$136,375,599	$132,844,434

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,941,436	$4,299,680
Accrued expenses	4,275,574	5,321,594
Deferred revenue	2,866,667	2,866,667
Current portion of long-term debt	1,600,000	1,600,000
Income taxes payable	2,530,386	450,482
Total current liabilities	15,214,063	14,538,423
Other long-term liabilities	1,535,140	1,548,652
Long-term deferred revenue	3,586,106	5,019,440
Deferred tax liability	6,491,837	7,375,141
Long-term debt	8,800,000	9,600,000
Commitments and contingencies	-	-
Stockholders’ equity:
Preferred stock, $.01 par value; 1,250,000 shares authorized, no shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	-	-
Common stock, $.01 par value; 30,000,000 shares authorized, 13,765,996 and 13,630,607 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	137,659	136,305
Additional paid-in-capital	64,620,510	63,441,433
Accumulated currency translation adjustment	(3,910,924)	(3,067,181)
Retained earnings	39,901,208	34,252,221
Total stockholders’ equity	100,748,453	94,762,778
Total Liabilities and Stockholders’ Equity	$136,375,599	$132,844,434

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data
Revenue by Product Line and Product Gross Margin

	Three Months Ended June 30,
	2012	2011	%
Orthobiologics	$10,903,364	$9,763,597	12%
Dermal	155,735	799,605	-81%
Ophthalmic	5,299,732	2,584,820	105%
Surgical	1,464,505	1,566,026	-6%
Veterinary	1,058,941	700,633	51%
Total Product Revenue	$18,882,277	$15,414,681	22%

Product gross profit	$10,798,051	$8,758,877
Product gross margin	57.2%	56.8%

	Six Months Ended June 30,
	2012	2011	%
Orthobiologics	$21,020,209	$17,799,893	18%
Dermal	657,051	1,388,759	-53%
Ophthalmic	6,623,726	3,482,629	90%
Surgical	2,448,133	2,679,755	-9%
Veterinary	1,746,486	1,123,804	55%
Total Product Revenue	$32,495,605	$26,474,840	23%

Product gross profit	$17,997,898	$14,214,474
Product gross margin	55.4%	53.7%

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data
Revenue by Geographic Region

	Three Months Ended June 30,
	2012	2011	%
Geographic Location:
United States	$16,011,667	$11,594,988	38%
Europe	1,521,552	2,604,021	-42%
Other	1,349,058	1,215,672	11%
Total	$18,882,277	$15,414,681	22%

	Six Months Ended June 30,
	2012	2011	%
Geographic Location:
United States	$26,401,712	$19,938,102	32%
Europe	3,677,281	4,637,219	-21%
Other	2,416,612	1,899,519	27%
Total	$32,495,605	$26,474,840	23%

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., 781-457-9000
CEO
or
Kevin W. Quinlan, 781-457-9000
CFO